Exhibit 2.1

MEMBERSHIP INTEREST PURCHASE AGREEMENT

THIS MEMBERSHIP INTEREST PURCHASE AGREEMENT (“Agreement”) is entered into as of September 25, 2012 (the “Effective Date”), by and between JOHN B. MONTGOMERY AND MICHAEL MORTON (collectively, whether one or more, “Seller”) and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company (“Buyer”).

RECITALS

A.            Seller owns 100% of the issued and outstanding membership interests (the “Membership Interests”) of LJL PROPERTIES, LLC, an Arkansas limited liability company (the “Company”), in the following percentage amounts:

1.               John B. Montgomery 50%

2.               Michael Morton 50%

B.            The Company is the holder of a current nursing facility license validly issued by the Arkansas Department of Human Services, Office of Long Term Care and currently in good standing for the 41-bed nursing facility formerly located known as Zimmerman Nursing Home and located in Carlisle, Lonoke County, Arkansas (the “License”).

C.            The Company submitted a Nursing Home Application seeking a Permit of Approval (the “POA”) issued by the Arkansas Health Services Permit Agency, allowing construction of a replacement of the Zimmerman 41-bed nursing facility in Lonoke County, Arkansas with a new 70-bed nursing facility, identified as Lonoke County Nursing and Rehab Center and to be located in Cabot, Lonoke County, Arkansas (the “New Facility”).

D.            The Company is also the owner of tangible assets relating to the New Facility, comprised of that real property located at 121 Spring Valley Road, Cabot, Arkansas 72023, as more particularly described in Exhibit A (the “Real Property”).  The address of the Real Property is. The Company received the POA and has caused the New Facility to be constructed upon the Real Property, with final construction and licensure pending.

E.             Seller wishes to sell and Buyer wishes to purchase all of Seller’s Membership Interests in the Company.

In consideration of the foregoing and the mutual promises and covenants contained herein, and other valuable consideration, the receipt of which each party acknowledges, the parties agree as follows:

ARTICLE I

PURCHASE OF THE MEMBERSHIP INTERESTS

Section 1.01.  Purchase and Sale of the Membership Interests.  Pursuant to the terms and subject to the conditions contained herein, on the date set for consummation of the transaction contemplated by this Agreement (the “Closing”) Seller shall sell to Buyer and Buyer shall purchase from Seller the Membership Interests for the amount of Six Million Three Hundred Thousand and 00/100 Dollars ($6,300,000.00), (the “Purchase Price”).

Section 1.02.  Payment.   The Purchase Price shall be paid by Buyer to Seller as follows:

(a)   Deposit.   Within three (3) Business Days following the Effective Date, Buyer shall deposit the Deposit with the Escrow Agent by wire transfer of immediately available funds.  The parties shall enter into an escrow agreement substantially in the form attached hereto as Exhibit E.

(b)   Loan Assumption.  Buyer acknowledges that the New Facility is encumbered by a first priority mortgage securing a loan made to the Company by IberiaBank on November 19, 2010 in the original principal amount of $5,520,000.00 and identified with Iberia Loan No. 5300204471 (the “Iberia Loan”).  At the Closing, Buyer shall assume all obligations of the Company with respect to the Iberia Loan.

(c)   Cash Consideration.   The difference between (i) the Purchase Price and (ii) the outstanding principal and interest balance of the Iberia Loan as of the Closing (hereinafter such difference is referred to as the “Cash Consideration”), subject to adjustment as provided in Article 2.03(a) hereof, shall be deposited into escrow with the Escrow Agent by wire transfer of immediately available funds and released to Seller at Closing.

Section 1.03.   Transaction Costs.  Each of the parties shall be responsible for his or its attorney’s, accountants, and other transaction costs incurred in connection with the consummation of the transactions contemplated herein

ARTICLE II

CLOSING

Section 2.01.  Closing.  The closing of this Agreement for the sale and purchase of the Membership Interests (the “Closing”) shall be held on or before December 1, 2012.  Buyer shall have the right to extend the Closing to December 15, 2012 upon (i) written notice to Seller and (ii) delivery of $50,000.00 to the Escrow Agent, which amount shall be held and disbursed as part of the Deposit.  The Closing may be further extended, as agreed by the Parties in writing, with Seller’s agreement to extend closing in his own discretion.

Section 2.02.  Contingencies for Closing.  The Closing shall be contingent upon:

(a)   Buyer’s satisfaction, after conducting a reasonable due diligence inquiry, that the POA, License and Real Property are the absolute property of the Company, subject to no liens or encumbrances that shall not be satisfied by Seller at Closing, other than those liens related to the Iberia Loan, of which the Company shall remain obligated;

(b)   The Company maintaining the POA in good standing without restrictions, encumbrances or threat of termination, except to the extent that such restrictions, encumbrances, or threat of termination shall have been caused by the actions or inactions of Buyer; and

(c)   Approval by IberiaBank for Buyer to become the sole member of the Company and to release Seller from any and all personal obligations with respect to the Iberia Loan, including the personal guaranties.

Section 2.03.  Deliveries at Closing.  At the Closing:

(a)           Buyer shall deliver to Seller the Cash Consideration (including the Deposit), in immediately available funds.  Seller shall be responsible for the payment of all real property taxes relating to the Real Property through 2011.  Real property taxes for the current year shall be prorated at Closing and the Cash Consideration shall be adjusted accordingly.

(b)           Seller shall provide evidence to the reasonable satisfaction of Buyer and the Title Company, that the liens and encumbrances set out in Exhibit B shall be released at Closing.

(c)           Seller shall execute and deliver to Buyer:

(i)            An instrument of transfer for the Membership Interests, free and clear of any and all liens, claims, restrictions, security interests or encumbrances in form(s) attached as Exhibit C; and

(ii)           Such other instruments as Buyer reasonably deems required to implement this transaction.

All instruments to be delivered at Closing shall be deemed to have been delivered to the Escrow Agent simultaneously, and no such instrument shall be deemed to have been delivered unless all such instruments are delivered.

ARTICLE III

DILIGENCE

Section 3.01.  Inspections and Other Diligence Activities.

(a)   Property Inspections.  During the Inspection Period and thereafter until the Closing or the earlier termination of this Agreement, Seller shall permit Buyer and its representatives to conduct non-invasive physical inspections of the Real Property and the New Facility; provided, however, Buyer shall not be permitted to perform any environmental investigations or invasive testing which are beyond the scope of typical so-called “Phase I” investigation without Seller’s prior written consent, which consent shall not be unreasonably withheld or delayed.   All such inspections shall be performed in a manner consistent with this Agreement and Buyer shall notify Seller at least one (1) Business Day prior to entering the New Facility for the purpose of making any such inspections.  For purposes of the preceding sentence only, notice may be given by e-mail or by telephone to David Norsworthy at 501-944-5633.

(b)   Diligence Materials.  From and after the Effective Date until the Closing or the earlier termination of this Agreement, Seller shall deliver to Buyer for Buyer’s review true, correct and complete copies of any materials pertaining to the New Facility that are reasonably requested by Buyer to the extent such materials are within Seller’s possession or control.  Except as otherwise expressly set forth herein, Seller makes no representation or warranty, express or implied, with respect to the accuracy or completeness of any materials, reports, data or other information provided by Seller pursuant to or in connection with this Agreement.

(c)   Indemnification.  Buyer shall indemnify, defend and hold harmless Seller from and against any and all expenses, losses, claims or damages which Seller suffers as a result of any act or omission of Buyer or its representatives, agents or contractors in connection with any inspection conducted by Buyer or its representatives, agents or contractors pursuant to this Agreement.  Buyer’s obligations under this Section 3.01(c) shall survive the Closing or any earlier termination of this Agreement.

Section 3.02.  Termination of Agreement.  If the results of the inspections performed by or on behalf of Buyer pursuant to Section 3.01 shall be unsatisfactory to Buyer in any respect, Buyer shall have the right to terminate this Agreement at any time prior to the expiration of the Inspection Period by giving written notice thereof to Seller, in which event the Escrow Agent shall return the Deposit to Buyer and neither party shall have any further rights or obligations hereunder.  If Iberia Bank notifies Seller that it will not provide the consents necessary for Buyer to purchase the Membership Interests without causing a default on the Iberia Loan, Seller shall have the right to immediately terminate this Agreement, in which event the Escrow Agent shall return the Deposit to Buyer and neither party shall have any further rights or obligations hereunder. If Buyer terminates this Agreement, or fails to close by the latest Closing Date agreed upon by the parties, Seller shall be entitled to payment of the Deposit except (i) in the event of Seller’s default; (ii) in the event of a casualty or condemnation (which shall be addressed under Article V hereof); or (iii) if Seller fails to satisfy the conditions to closing set forth in Section

2.02 hereof. In the event of an occurrence described in the preceding sentence, the Deposit shall be returned to Buyer.

Section 3.03.  Title and Survey.  Within five (5) Business Days following the Effective Date, Seller shall deliver to Buyer copies of the most recent title policies and surveys of the Real Property that are in Seller’s possession or control (if any).  Buyer shall have the right to obtain new or updated title commitments and/or survey for the Real Property and Buyer shall provide copies of any such updates to Seller within two (2) Business Days after its receipt thereof.  At least five (5) Business Days prior to the expiration of the Inspection Period, Buyer shall give Seller notice of any title exceptions or other matters set forth on Seller’s title policies or surveys or any updates thereof as to which Buyer objects in its sole and absolute discretion.  Seller shall have the right, but not the obligation, to remove, satisfy or otherwise cure any such exception or other matter as to which Buyer so objects, Seller is unable or unwilling to take such actions as may be required to cure such objections, Seller shall give Buyer notice thereof; it being understood and agreed that the failure of Seller to give such notice within two (2) Business Days after its receipt of Buyer’s notice of objection shall be deemed an election by Seller not to remedy such matters.  If Seller shall be unable or unwilling to remove any title defects to which Buyer has so objected, Buyer shall elect either (a) to terminate this Agreement (in whole but not in part) or (b) to proceed to Closing notwithstanding such title defect without any abatement or reduction in the Purchase Price on account thereof.  Buyer shall make any such election by written notice to Seller given on or prior to the expiration of the Inspection Period; provided, however, if Seller commences to cure a title defect and then elects not to complete such cure, Buyer shall have the right to terminate this Agreement by written notice to Seller within three (3) Business Days after Seller notifies Buyer thereof.  The failure of Buyer to give such notice shall be deemed an election by Buyer to proceed to Closing in accordance with clause (b) above.  If Buyer terminates this Agreement in accordance with this Section 3.03, Escrow Agent shall return the Deposit to Buyer and neither party shall have any further rights or obligations hereunder.

Section 3.04.  Confidentiality, Etc.  Nothing herein shall prohibit Buyer, upon execution of this Agreement, from issuing a press release generally describing the transactions contemplated hereunder, provided that such press release shall not disclose the identity of the New Facility or the identity of Seller.  Notwithstanding the foregoing, Seller acknowledges that Buyer may disclose (i) such data and information by furnishing copies thereof to third party consultants in the normal course of Buyer’s due diligence provided that such consultants agree to be abide bound the terms and conditions of this Section 3.04 and/or (ii) the terms of this Agreement as may be required for any regulatory filings.

Section 3.05.  Return of Materials.  If the Closing does not take place as herein contemplated for any reason, Buyer shall promptly return all materials delivered to it by Seller pursuant to this Agreement, and Seller shall also deliver to Buyer copies of any reports, surveys, data or other information obtained by Buyer in connection with its diligence hereunder without any representation or warranty whatsoever.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

Section 4.01.  Representations and Warranties of Seller and the Company.  Seller makes the following representations and warranties and acknowledges that Buyer has relied thereon in entering into this Agreement:

(a)           Organization.  The Company is a limited liability company, duly organized, validly existing and in good standing under the laws of the State of Arkansas and has the requisite power and authority to own its assets and carry on its business as currently conducted.  Copies of the Articles of Organization and the current Operating Agreement of the Company are attached hereto as Exhibit D.  There are no issued membership certificates.

(b)           Title.

(i)            Collectively, Seller owns 100% of the Membership Interests of the Company.

(ii)           The Company owns all the rights to the POA which permitted the Company the right construct the New Facility.

(iii)          The Company holds fee simple title to the Real Property;

(iv)          Seller owns the License;

(v)           At the Closing, Buyer will acquire the entire legal and beneficial interest directly in the Membership Interests, and indirectly through the Company in the POA and Real Property, free and clear of any lien, claim, restriction, security interest or encumbrance (“Lien”), other than those encumbrances and other matters affecting the title acceptable to Buyer in accordance with the procedures set forth in Section 3.02 above.

(vi)          Seller represents and warrants that the Cash Consideration shall be in an amount sufficient to satisfy all Liens at the Closing, save and except for liens related to the Iberia Loan, which Liens shall be satisfied by Seller at Closing.

(c)           Authority.  Seller and the Company have all requisite power and authority to enter into this Agreement and the other agreements contemplated herein.  This Agreement and the other agreements contemplated herein have been duly executed and delivered by Seller and (i) constitute the legal, valid and binding obligations of Seller and are enforceable against Seller in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) do not result in any violation of or default under (A) any mortgage, agreement or other instrument to which Seller or the Company is a party (B) any permit, judgment or order to which Seller or the Company is subject, or (C) to the knowledge of Seller, any law or regulation applicable to Seller or the Company.

(d)   Financial Documents, Undisclosed Liabilities.   The Company has not maintained formal balance sheets or income statements since its inception.  Other than the Iberia Loan and the Liens that will be fully satisfied at Closing, the Company does not have any debt, liability, obligation and/or responsibility, and/or claim against it, of any nature (whether accrued, absolute, contingent, direct, indirect, perfected, inchoate, unliquidated or otherwise and whether due or to become due).

(e)   Taxes.  Seller has properly prepared and filed all tax returns and reports relating to the Company which it has been required to file through the date hereof, and all taxes, interest and penalties in any material amounts relating to same have been paid or will be paid as of the Closing date. At the Closing any real estate taxes shall be prorated, with Seller responsible for payment of all taxes accrued by the Company prior to the Closing date.

(f)            Litigation, Claims.  No action, suit, proceeding, investigation or claim (including relating to taxes, employee benefits, workers’ compensation, occupational health and safety and environmental matters) is pending (or to the best knowledge of Seller, threatened) with respect to Seller or the Company, nor, to the best knowledge of Seller, does any valid basis exist for any such action, suit, proceeding, investigation, claim or grievance.

(g)           Conduct of Business, Adverse Changes.

(i)            Seller has full power and authority to conduct the Company business as presently conducted, and no person other than Seller holds any agency or power of attorney or other power pursuant to which such person may respectively bind or commit the Company.

(ii)           To Seller’s knowledge, the Company has at all times since the organization of the Company, and is now being operated in material compliance with all applicable laws, rules, regulations, ordinances, decrees, judgments and orders (including relating to labor, employee benefits, workers’ compensation, occupational safety and health, zoning, environmental matters and hazardous materials).  Seller has neither received nor is aware of, any outstanding notice, demand, claim, examination, investigation, proceeding or order by any agency, court, authority or any other person relating to the compliance of the business with any such law, rule, regulation, ordinance, decree, judgment or order, and to the best knowledge of Seller, no notice, demand, claim, examination, investigation, proceeding or order relating to the foregoing is threatened.

(iii)          All licenses, permits, certificates and approvals required to conduct the business, operate the Company assets and/or use the Real Property (as currently used) have been obtained and are now in full force and effect; and to the knowledge of Seller, neither Seller nor the Company is required to obtain any additional license, permit, certificate or approval material to the License or the New Facility, except for a routing initial licensure application following inspection of the New Facility by the Arkansas Department of Human Services, Office of Long Term Care.

(h)           Hazardous Substances.  To Seller’s knowledge, Seller has not unlawfully used, generated, transported, treated, constructed, deposited, stored, disposed, placed or located at, on or under the Real Property any Hazardous Substances.

Section 4.02.  Representations and Warranties of Buyer.  Buyer has all requisite power and authority to enter into this Agreement and the other agreements contemplated herein.  This Agreement and the other agreements contemplated herein have been duly executed and delivered and (i) constitute the legal, valid and binding obligations of Buyer and are enforceable against it in accordance with their terms, except as enforceability may be limited by applicable bankruptcy, insolvency, fraudulent conveyance or similar laws affecting the enforcement of creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is sought in a proceeding at law or in equity) and (ii) do not result in any violation of or default under (A) any mortgage, agreement or other instrument to which any of Buyer is a party (B) any permit, judgment or order to which Buyer is a party, or (C) to the knowledge of Buyer, any law or regulation applicable to Buyer.

Section 4.03.  Survival.  The representations and warranties made in this Agreement by Seller and Buyer shall be continuing and shall be deemed remade as of the Closing date, with the same force and effect as if made on, and as of, such date. All representations and warranties made in this Agreement by Seller and Buyer shall survive the Closing for a period of two (2) years.  No action or proceeding may be commenced against Seller or Buyer for any breach of any representation or warranty after the day preceding the second anniversary of the Closing date.

ARTICLE V

DAMAGE TO OR CONDEMNATION OF PROPERTY

Section 5.01. Casualty. If, prior to the Closing, all or any material part of the New Facility is destroyed or materially damaged by fire or other casualty, Seller shall promptly notify Buyer of such fact.  In such event, Buyer shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after receiving Seller’s notice (and, if necessary, the Closing date shall be extended until the second Business Day after the expiration of such ten-day period).  If Buyer elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Buyer, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder.  If less than a material part of the New Facility shall be affected or if Buyer shall not elect to terminate this Agreement as aforesaid, there shall be no abatement of the Purchase Price and Seller shall assign to Buyer at the Closing all of Seller’s right, title and interest in and to the proceeds, if any, under such Seller’s insurance policies covering such Property with respect to such damage or destruction and there shall be credited against the Purchase Price the amount of any applicable deductible.

Section 5.02. Condemnation. If, prior to the Closing, all or any material part of the New Facility is taken by eminent domain (or becomes the subject of a pending taking which has not yet been consummated), Seller shall notify Buyer of such fact promptly after obtaining knowledge thereof and Buyer shall have the right to terminate this Agreement (in whole but not in part) by giving notice thereof to Seller not later than ten (10) days after the giving of Seller’s notice (and, if necessary, the Closing date shall be extended until the second day after the expiration of such ten-day period).  If Buyer elects to terminate this Agreement as aforesaid, the Deposit shall be paid to Buyer, whereupon, this Agreement shall terminate and be of no further force and effect and no party shall have any rights or obligations hereunder. If less than a material part of the New Facility shall be affected or if Buyer shall not elect to terminate this Agreement as aforesaid, the sale of the New Facility shall be consummated as herein provided without any adjustment to the Purchase Price (except to the extent of any condemnation award received by Seller prior to the Closing) and Seller shall assign to Buyer at the Closing all of Seller’s right, title and interest in and to all awards, if any, for the taking, and Buyer shall be entitled to receive and keep all awards for the taking of the New Facility or portion thereof.

ARTICLE VI

COVENANTS

Section 6.01.  Confidentiality.  The material terms of this Agreement and all related transactions between the parties shall remain confidential and shall not be disclosed to third parties by Seller, Buyer, or their respective agents or other representatives without the prior written approval of the non-disclosing party.  Provided, however, that Seller, Buyer, or their respective agents or other representatives, may disclose such information, without consent, to their respective tax and legal advisors, taxing authorities, and other similar persons with a need to know.  From the date hereof, Seller, Buyer, or their respective agents or other representatives will not, directly or indirectly, use or disclose to anyone, any material customer, client or proprietary information concerning the other or the other’s operations.

Section 6.02.  Further Assurances.  Seller promises to reasonably cooperate with Buyer to ensure the New Facility becomes licensed and that Seller will make every effort necessary to ensure Buyer is afforded the privileges now held by Seller with respect to the facility License, the POA and the New Facility to ensure Buyer may own and operate the New Facility as a 70 bed licensed nursing facility.

Section 6.03.        Indemnification.  Subject to the conditions and provisions herein set forth, Seller agrees to indemnify, defend and hold harmless Buyer, its officers, directors, assigns, subsidiaries, affiliates and agents from and against any and all direct or indirect damages, losses, settlement payments, obligations, liabilities, claims, actions or causes of action, encumbrances and all reasonable costs and expenses (including, without limitation, attorneys’ fees, interest and penalties) that are sustained, incurred or paid by any indemnified party resulting from or arising out of (a) any breach or any representation or warranty of Seller contained in this Agreement; (b) any failure by Seller to perform any of its covenants or obligations set forth in this Agreement; or  Seller’s ownership of the Company, or operations with the facility License prior to the Closing. Provided, however, Seller’s indemnification of Buyer shall be limited to the Purchase Price.

Section 6.04.  Default by Seller.  If, on or prior to the Closing, Seller shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Seller fails to perform any of the material covenants and agreements contained herein to be performed by Seller, Buyer may elect to either (a) terminate this Agreement and receive a refund of the Deposit (following which no party shall have any rights or obligations hereunder) or (b) pursue a suit for specific performance.

Section 6.05.  Default by Buyer. If, on or prior to Closing, Buyer shall have made any representation or warranty herein which shall be untrue or misleading in any material respect, or if Buyer shall fail to perform any of the covenants and agreements contained herein to be performed by it, Seller, as its sole and exclusive remedy at law or in equity, may terminate this Agreement and retain the Deposit, as liquidated damages and not as a penalty.  The parties agree that in the event of such a default, it would be extremely difficult or impossible to determine Seller’s actual damages and that the liquidated damages amount is a reasonable estimate thereof.  Following any such termination, no party shall have any rights or obligations hereunder except for the Surviving Obligations.

ARTICLE VII

DEFINITIONS

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which banking institutions in the State of Arkansas are authorized by law or executive action to close.

“Deposit”  shall mean the amount of One Hundred Thousand and 00/100s Dollars ($100,000.00), plus any additional amount deposited by Buyer pursuant to Section 2.2 hereof.

“Environmental Law”  shall mean the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, including the Superfund Amendments and Reauthorization Act of 1986 (42 U.S.C. Sections 9601 et seq.), the Resource Conservation and Recovery Act of 1976 (42 U.S.C. Section 6901 et seq.), the Clean Water Act (33 U.S.C. Sections 466 et seq.), the Safe Drinking Water Act Sections 1401 (14 U.S.C. Section 1450), the Hazardous Materials Transportation Act (79 S.S.C. Sections 1801 et seq.), the Toxic Substances Control Act (15 U.S.C. Sections 2601-2629) and any other federal, state, or local law, regulation, or ordinance.

“Escrow Agent”  shall mean Hughes and White as agent for the Title Company.

“Hazardous Substance”  shall mean any chemical, substance, material, object, condition, or waste harmful to human health or safety or to the environment due to its radioactivity, ignitability, corrosivity, reactivity, explosivity, toxicity, carcinogenicity, infectiousness, or other harmful or potentially harmful properties or effects, including, without limitation, petroleum or petroleum products, and all of those chemicals, substances, materials, objects, conditions, wastes, or combinations of them which are now or become listed, defined or regulated in any manner by any Environmental Law.

“Inspection Period”  shall mean the period beginning on the Effective Date and expiring at 5:00 p.m. Eastern time on the twentieth (20th) day following the Effective Date.

“Title Company”  shall mean First American Title Insurance Company or such other reputable national title insurance company as may be selected by Buyer.

ARTICLE VIII

MISCELLANEOUS

Section 8.01. Survival of Representations and Warranties.  The representations and warranties of the parties contained herein shall survive the Closing for a period of one (1) year.

Section 8.02. Brokers.  Each party represents to the other that no person is entitled to any brokerage, finders or other fee or commission in connection with the transaction contemplated hereby based upon arrangements made by or on behalf of the parties; provided, however, that Seller may distribute such proceeds from the Purchase Price to any party, as may be directed by Seller.

Section 8.03. Notices.  Any notice required or permitted hereby shall be in writing and may be hand-delivered or sent by registered or certified mail or commercial courier to the following address, or any such other address or facsimile number as either party may give the other in writing:

If to Buyer:	AdCare Property Holdings, LLC
Two Buckhead Plaza
3050 Peachtree Road NW
Suite 355
Atlanta, Georgia 30305

With a copy to:

Gregory P. Youra
Holt Ney Zatcoff & Wasserman, LLP
100 Galleria Parkway, Suite 1800
Atlanta, Georgia 30339

If to Seller:	John B. Montgomery
1902 S. 8th Street
Rogers, Arkansas 72758

With a copy to:

Amy M. Wilbourn
Kutak Rock LLP
234 East Millsap Road
Fayetteville, Arkansas 72703

Section 8.04. Counterparts.  This Agreement may be executed in counterparts, each of which shall be an original and both of which, taken together, shall constitute a single instrument.

Section 8.05. Headings.  Article and Section headings are for convenience of reference only and shall have no effect in the interpretation of this Agreement.

Section 8.06. Waiver.  Any failure of a party to comply with any obligation, covenant or condition herein may be waived by another party affected thereby by written instrument signed by the affected party, but such waiver or failure to insist upon strict compliance with such obligation, covenant or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

Section 8.07. Entire Agreement.  Together with the Exhibits hereto, and the deliveries recited in Article II, this constitutes the entire agreement of the parties with regard to the subject matter hereof and supersedes all prior agreements and understandings, written and oral, with respect to such subject matter.  This Agreement shall not be modified or amended except by written instrument signed by both parties hereto.

Section 8.08. Further Assurances. Buyer and Seller shall each execute and deliver any additional documents as deemed reasonably necessary or desirable by the other party, whether prior to or after Closing, in order to effectuate the transaction contemplated by this Agreement.

Section 8.09. Assignment.  This Agreement shall not be assigned by either party without the prior written consent of the other party, except that Buyer shall have the right to assign this Agreement to an affiliate of Buyer.

Section 8.10. Binding Agreement.  This Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 8.11. Governing Law.  This Agreement shall be governed by Arkansas law.

Section 8.12.  Post-closing Audit.

(a)          Promptly following the Closing Date, and in no event later than fifteen (15) days following the Closing Date, and at any time thereafter as AdCare Health Systems, Inc. (“ADK”)  may request, Seller shall provide to ADK and its accounting advisors such financial information (the “Financial Information”) related to the business, assets and properties of the Seller purchased by Purchaser pursuant to this Agreement (the “Purchased Business”) as ADK may request in order to enable ADK to determine whether it is or would be required to include separate financial statements of the Purchased Business for any periods prior to Closing in the reports filed by ADK with the SEC under the Securities Exchange Act of 1934, as amended (the “1934 Act”), or in a registration statement filed by ADK with the SEC under the 1933 Act, in accordance with Regulation S X (“Regulation S-X”) promulgated by the SEC (the “Requirement Financial Statements”).  Seller will provide to ADK reasonable access to the records of the Seller regarding the Purchased Business, and Seller’s accounting staff and firm(s) will be available to address any questions of ADK and ADK’s accounting advisors pertaining to the Financial Information or the Required Financial Statements.

(b)         If ADK determines that it is required or advisable to file with the SEC the Required Financial Statements, then Seller shall cooperate fully with ADK and its accounting advisors, and Seller’s shall use their commercially reasonable efforts, to cause the Required Financial Statements to be prepared so as to enable ADK to file them with the SEC no later than the deadline therefore under the 1934 Act and Form 8-K promulgated by the SEC thereunder, including, without limitation: (i) preparing the Required Financial Statements in accordance with Regulation S-X; (ii) causing the auditors selected to audit the Required Financial Statements to consent to the inclusion of such financial statements in ADK’s filings with the SEC under the 1934 Act and the 1933 Act, including providing such auditors with reasonable and customary representation letters in connection therewith; (iii) causing Seller’s counsel to respond to requests for information made by ADK or its accounting advisors; and (iv) providing such financial information (including accountant work papers) related to the Purchased Business and other assistance to ADK and its accounting advisors as ADK reasonably deems to be necessary to enable ADK to prepare and file the Required Financial Statements in accordance with the 1934 Act and Regulation S-X.

(c)          In the event that the SEC makes any review or inquiry to ADK with respect to financial information of the Purchased Business, including any such inquiry regarding the Required Financial Statements, as promptly as practicable after being notified by ADK of such review or inquiry, Seller will provide such reasonable cooperation and assistance as may be required by ADK in responding to such review or inquiry.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SELLER:

/s/ John B. Montgomery
John B. Montgomery, Individually

/s/ Michael Morton
Michael Morton, Individually

COMPANY:

LJL PROPERTIES, LLC

By:	/s/John B. Montgomery
John B. Montgomery, Member

By:	/s/ Michael Morton
Michael Morton, Member

BUYER:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

/s/ Chris Brogdon
Name:	Chris Brogdon
Title:	Vice Chairman